FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity New York Municipal Trust

Fund	Fidelity New York Municipal Income Fund
Trade Date	4/9/14
Settle Date	4/29/14
Security Name	NYC TFA (PIT) 5% 2/1/2029
CUSIP	64971WED8
Price	113.629
Transaction Value	$ 8,522,175.00
Class Size	$ 564,805,000
% of Offering	1.328%
Underwriter Purchased From	BofA Merrill Lynch
Underwriting Members: (1)	BofA Merrill Lynch
Underwriting Members: (2)	Barclays Capital
Underwriting Members: (3)	Goldman, Sachs & Co.
Underwriting Members: (4)	J.P. Morgan
Underwriting Members: (5)	Loop Capital Markets LLC
Underwriting Members: (6)	Morgan Stanley
Underwriting Members: (7)	Wells Fargo Securities
Underwriting Members: (8)	Citigroup
Underwriting Members: (9)	Fidelity Capital Markets
Underwriting Members: (10)	Jefferies
Underwriting Members: (11)	Oppenheimer & Co., Inc.
Underwriting Members: (12)	Ramirez & Co., Inc.
Underwriting Members: (13)	Raymond James
Underwriting Members: (14)	RBC Capital Markets
Underwriting Members: (15)	Rice Financial Products Company
Underwriting Members: (16)	Roosevelt & Cross Incorporated
Underwriting Members: (17)	Siebert Brandford Shank & Co. L.L.C.
Underwriting Members: (18)	Southwest Securities, Inc.
Underwriting Members: (19)	Stifel, Nicolaus & Company, Incorporated
Underwriting Members: (20)	BNY Mellon Capital Markets, LLC
Underwriting Members: (21)	Estrada Hinojosa & Company, Inc.
Underwriting Members: (22)	Prager & Co., LLC
Underwriting Members: (23)	Sterne, Agee & Leach, Inc.
Underwriting Members: (24)	US Bancorp
Underwriting Members: (25)	The Williams Capital Group, LP